Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

April 28, 2015

Pricing Supplement Addendum No. 301 dated April 28, 2015

To Pricing Supplement No. ETN-2/A-2 dated August 14, 2013,

Prospectus Supplement dated March 23, 2012 and

Prospectus as amended by the Post-Effective Amendment

to the Registration Statement filed on March 19, 2015

Credit Suisse Equal Weight MLP Index Exchange Traded Notes due April 20, 2020 Linked to the Cushing 30® MLP Index ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D852/US22542D8526

NYSE Arca Ticker Symbol:	MLPN

Aggregate Offering Price of ETNs:	$1,594,280

Public Offering Price per ETN:	$31.8856

Principal Amount of ETNs:	$1,000,000

Principal Amount per ETN:	$20.00

Trade Date:	April 28, 2015

Settlement Date:	April 30, 2015

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-14 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse